AMENDMENT NO. 1 TO FPL GROUP, INC.
LONG TERM INCENTIVE PLAN 1994


The following amendment to the FPL Group, Inc. Long Term Incentive Plan 1994 was approved by the Board of Directors of FPL Group, Inc. on February 13, 1995 and is effective as of that date.

The first sentence of Section 4 of the 1994 LTIP is amended in its entirety to read as follows:

"Subject to adjustment as provided in Section 10, the total number of Shares available for Awards under the Plan shall be 9,000,000. Such Shares may be authorized and unissued Shares or Shares purchased on the open market.